Worthington Enterprises Reports First Quarter Fiscal 2027 Results

COLUMBUS, Ohio (September 22, 2026) – Worthington Enterprises Inc. (NYSE: WOR), a designer and manufacturer of market-leading products and solutions for building, trade and specialty applications, today reported results for its fiscal 2027 first quarter ended August 31, 2026.

Recent Developments and First Quarter Highlights (all comparisons to the first quarter of fiscal 2026)

•
Net sales were $343.9 million, an increase of $40.2 million, or 13%, including 6% from recent acquisitions and 7% from organic growth.
•
Net earnings increased 22% to $42.6 million, while adjusted net earnings increased 3% to $40.1 million and adjusted EBITDA grew 10% to $74.0 million.
•
Earnings per share on a fully diluted basis (“EPS – diluted”) improved to $0.87 from $0.70 per share, while adjusted EPS – diluted increased to $0.82 per share compared to $0.78.
•
Operating cash flow increased $25.7 million to $66.7 million, while free cash flow increased $26.1 million to $54.0 million.
•
Repurchased 335,000 common shares for $18.2 million, leaving 4,230,000 common shares available under the existing repurchase authorization.
•
Declared a quarterly dividend of $0.20 per share payable on December 29, 2026, to shareholders of record at the close of business on December 15, 2026.
•
Renamed two business segments to better reflect their markets and applications: Building Products is now Building Performance Solutions, and Consumer Products is now Trade & Specialty Solutions.

“We started fiscal 2027 with solid performance as our teams continued to execute well and deliver for our customers,” said Worthington Enterprises President and CEO Joe Hayek. “We generated 7% organic growth, grew adjusted EBITDA by 10% and nearly doubled free cash flow. These results reflect the progress we are making as we continue to optimize and grow Worthington Enterprises.”

Worthington Enterprises

September 22, 2026

Financial highlights for the current year and prior year quarters are as follows:

(U.S. dollars in millions, except per share amounts)	1Q 2027	1Q 2026
GAAP Financial Measures
Net sales	$343.9	$303.7
Operating income	13.0	9.2
Earnings before income taxes	55.6	45.7
Net earnings	42.6	34.8
EPS – diluted	0.87	0.70
Net cash provided by operating activities	66.7	41.1

Non-GAAP Financial Measures (1)
Adjusted operating income	$13.7	$13.9
Adjusted EBITDA	74.0	67.2
Adjusted net earnings	40.1	38.9
Adjusted EPS – diluted	0.82	0.78
Free cash flow	54.0	27.9

(1)
Refer to the “GAAP / Non-GAAP Reconciliations” and the “Use of Non-GAAP Financial Measures and Definitions” sections of this release for additional information regarding the use of non-GAAP financial measures and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Consolidated Quarterly Results

Net sales for the first quarter of fiscal 2027 increased $40.2 million, or 13.2%, over the prior year quarter to $343.9 million. Recent acquisitions contributed $19.2 million to net sales in the current year quarter. Excluding the impact of acquisitions, net sales increased $21.0 million, or 6.9%, compared to the prior year quarter.

Operating income increased $3.8 million to $13.0 million. Adjusted operating income was relatively flat at $13.7 million compared to $13.9 million in the prior year quarter. The current year quarter benefited from $4.0 million in net tariff refunds related to the International Emergency Economic Powers Act (“IEEPA”), contributions from recent acquisitions and higher overall volume within Trade & Specialty Solutions. These benefits were offset by lower overall volume and unfavorable product mix within Building Performance Solutions.

Equity in net income of unconsolidated affiliates increased $3.9 million from the prior year quarter to $40.6 million, driven by higher contributions from WAVE and ClarkDietrich, which were up $2.7 million and $1.4 million, respectively.

Miscellaneous income, net was favorable by $4.2 million, primarily due to a pre-tax gain of $4.0 million related to an earnout agreement associated with the sale of the company’s former oil and gas products business, which was divested in January 2021.

Income tax expense was $13.0 million in the first quarter of fiscal 2027 compared to $10.9 million in the prior year quarter. The increase was driven by higher pre-tax earnings. Income tax expense in the first quarter of fiscal 2027 reflects an estimated annual effective tax rate of 24.1%, compared to 23.8% in the prior year quarter.

Worthington Enterprises

September 22, 2026

Balance Sheet and Cash Flow

Total debt of $305.6 million at quarter end consisted entirely of long-term debt and was relatively unchanged from May 31, 2026. During the quarter, the company amended its revolving credit facility to extend the maturity date to August 31, 2031. The company had no borrowings under its revolving credit facility as of August 31, 2026, leaving $500.0 million available for future use and providing substantial liquidity.

The company ended the quarter with cash of $55.1 million, an increase of $27.3 million over May 31, 2026, primarily driven by strong operating cash flow. During the first quarter of fiscal 2027, the company generated operating cash flow of $66.7 million, of which $12.8 million was invested in capital expenditures, resulting in free cash flow of $54.0 million, up from $27.9 million in the prior year quarter.

Quarterly Segment Results

On September 15, 2026, the company announced new names for its two business segments that better reflect the markets they serve, the value they provide to customers and the evolution of the company's product portfolio. The Building Products segment is now Building Performance Solutions and the Consumer Products segment is now Trade & Specialty Solutions. The changes are to the segment names only and do not affect the composition of the segments or the company's historical financial results.

Building Performance Solutions generated net sales of $215.1 million in the current year quarter, an increase of $30.3 million, or 16.4%, over the prior year quarter. The increase was driven by the impact of acquisitions, which contributed $19.2 million to net sales in the current year quarter. Excluding the impact of acquisitions, net sales increased $11.1 million, or 6.0%, compared to the prior year quarter. Adjusted EBITDA was relatively flat at $59.8 million, as higher contributions from WAVE and ClarkDietrich and earnings from recent acquisitions were offset by lower overall volume and unfavorable product mix.

Trade & Specialty Solutions generated net sales of $128.8 million in the current year quarter, up $9.9 million, or 8.3%, from the prior year quarter, driven by higher volume and higher average selling prices. Adjusted EBITDA increased $7.9 million to $24.0 million, driven by the impact of higher net sales and the net benefit of IEEPA tariff refunds.

Outlook

“We're very encouraged by our start to fiscal 2027 and the opportunities we see across our businesses, including rapidly growing demand for our engineered ASME tanks used in liquid cooling systems for data centers,” Hayek said. “Our teams remain focused on innovation, operational improvement and developing new ways to create value for our customers. With growing free cash flow generation and a healthy balance sheet, we have the flexibility to invest in and pursue additional growth opportunities that fit our strategy."

Conference Call

The company will review fiscal 2027 first quarter results during its quarterly conference call on September 23, 2026, at 8:30 a.m. Eastern Time. Details regarding the conference call can be found on the company website at www.WorthingtonEnterprises.com.

Worthington Enterprises

September 22, 2026

Upcoming Investor and Analyst Day – November 10, 2026

Worthington Enterprises will host an Investor and Analyst Day on November 10 in New York City where members of the company’s leadership team will provide an in-depth review of the company’s strategy, financial performance and long-term growth opportunities, including perspectives on Building Performance Solutions and Trade & Specialty Solutions.

The event will begin at 9:30 a.m. Eastern Time. Joe Hayek, president and chief executive officer; Colin Souza, vice president and chief financial officer; Jimmy Bowes, president, Building Performance Solutions; and Steve Caravati, president, Trade & Specialty Solutions, are scheduled to deliver presentations.

Investors and analysts interested in participating virtually may register at this link: https://worthington-enterprises-investor-day-2026-11-10.open-exchange.net. In-person attendance is limited. Investors and analysts interested in attending in person should contact Marcus Rogier at marcus.rogier@wthg.com.

About Worthington Enterprises

Worthington Enterprises Inc. (NYSE: WOR) is a designer and manufacturer of market-leading brands that improve everyday life by elevating spaces and experiences. Building Performance Solutions (formerly Building Products) delivers essential engineered products that enhance performance across residential and commercial buildings, including critical facilities such as data centers. Its products support building systems, and climate and comfort applications. The segment primarily serves OEMs and distributors. Trade & Specialty Solutions (formerly Consumer Products) includes market-leading brands used by professional tradespeople and consumers across tools, portable propane and helium and other specialty applications. The Worthington Enterprises portfolio includes Balloon Time®, Bernzomatic®, ClarkDietrich, Coleman® propane cylinders, Elgen, General®, HALO™, LEVEL5 Tools®, Ragasco®, Roof Hugger®, Well-X-Trol® and Worthington Armstrong Venture (WAVE), among others.

Headquartered in Columbus, Ohio, Worthington Enterprises employs approximately 4,000 people throughout North America and Europe.

Founded in 1955 as Worthington Industries, Worthington Enterprises follows a people-first Philosophy with earning money for its shareholders as its first corporate goal. Worthington Enterprises achieves this outcome by empowering its employees to innovate, thrive and grow with leading brands in attractive markets that improve everyday life. The company engages deeply with local communities where it has operations through volunteer efforts and The Worthington Companies Foundation, participates actively in workforce development programs and reports annually on its corporate citizenship and sustainability efforts. For more information, visit worthingtonenterprises.com.

Safe Harbor Statement

Selected statements contained in this release constitute “forward-looking statements,” as that term is used in the Private Securities Litigation Reform Act of 1995 (the “Act”). We wish to take advantage of the safe harbor provisions included in the Act. Forward-looking statements reflect our current expectations, estimates or projections concerning future results or events. These statements are often identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “should,” “would,” “intend,” “plan,” “will,” “likely,” “estimate,” “project,” “position,” “strategy,” “target,” “aim,” “seek,” “foresee” and similar words or phrases. These forward-looking statements include, without limitation, statements relating to: future or expected cash positions, liquidity and ability to access financial markets and capital; outlook, strategy or business plans; future or expected growth, growth potential, forward momentum, performance, competitive position, sales, volumes, cash flows, earnings, margins, balance sheet strengths, debt, financial condition or other financial measures; pricing trends for raw materials and finished goods and the impact of pricing changes; the ability to improve or maintain margins; expected demand or demand trends; additions to product lines and opportunities to participate in new markets; expected benefits from transformation and innovation efforts; the ability to improve performance and competitive position; anticipated working capital needs, capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; projected profitability potential; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; projected capacity and the alignment of

Worthington Enterprises

September 22, 2026

operations with demand; the ability to operate profitably and generate cash in down markets; the ability to capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for inventories, jobs and orders; expectations for the economy and markets or improvements therein; expectations for generating improving and sustainable earnings, earnings potential, margins or shareholder value; effects of judicial rulings; effects of pandemics and widespread health crises and the various responses of governmental and nongovernmental authorities thereto on economies and markets, and on our customers, counterparties, employees and third-party service providers; and other non-historical matters.

Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, those that follow: the effect of conditions in national and worldwide financial markets, including inflation, increases in interest rates and economic recession, and with respect to the ability of financial institutions to provide capital; the impact of tariffs, the adoption of trade restrictions affecting our products or suppliers, a United States withdrawal from or significant renegotiation of trade agreements, the occurrence of trade wars, the closing of border crossings, and other changes in trade regulations or relationships; changing oil prices and/or supply; product demand and pricing; changes in product mix, product substitution and market acceptance of our products; volatility or fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities, labor and other items required by operations; effects of sourcing and supply chain constraints; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which we participate; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom we do business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industries in which we participate as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, labor shortages, interruption in utility services, civil unrest, international conflicts, terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exchange rate exposure and the acceptance of our products in global markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the effect of inflation, interest rate increases and economic recession, which may negatively impact our operations and financial results; deviation of actual results from estimates and/or assumptions used in the application of its significant accounting policies; the level of imports and import prices in our markets; the impact of environmental laws and regulations or the actions of the United States Environmental Protection Agency or similar regulators which increase costs or limit our ability to use or sell certain products; the impact of increasing environmental, greenhouse gas emission and sustainability regulations and considerations; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Coronavirus Aid, Relief and Economic Security (CARES) Act, the Consolidated Appropriations Act, 2021, the American Rescue Plan Act of 2021, and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of healthcare laws in the United States and potential changes for such laws, which may increase our healthcare and other costs and negatively impact our operations and financial results; the effects of tax laws in the United States and potential changes for such laws, which may increase our costs and negatively impact our operations and financial results; cyber security risks; the effects of privacy and information security laws and standards; and other risks described from time to time in our filings with the United States Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended May 31, 2026.

Forward-looking statements should be construed in the light of such risks. We note these factors for investors as contemplated by the Act. It is impossible to predict or identify all potential risk factors. Consequently, readers should not consider the foregoing list to be a complete set of all potential risks and uncertainties. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. We do not undertake, and hereby disclaim, any obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

WORTHINGTON ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per common share amounts)

	Three Months Ended
	August 31,
	2026	2025
Net sales	$343,886	$303,707
Cost of goods sold	252,988	221,423
Gross profit	90,898	82,284
Selling, general and administrative expense	77,158	70,565
Restructuring and other expense, net	717	2,476
Operating income	13,023	9,243
Other income (expense):
Miscellaneous income (expense), net	4,081	(156)
Interest expense, net	(2,097)	(63)
Equity in net income of unconsolidated affiliates	40,594	36,657
Earnings before income taxes	55,601	45,681
Income tax expense	13,029	10,860
Net earnings	42,572	34,821
Net loss attributable to noncontrolling interest	-	(327)
Net earnings attributable to controlling interest	$42,572	$35,148

Basic
Weighted average common shares outstanding	48,568	49,264
Earnings per share attributable to controlling interest	$0.88	$0.71

Diluted
Weighted average common shares outstanding	49,165	50,026
Earnings per share attributable to controlling interest	$0.87	$0.70

Cash dividends declared per common share	$0.20	$0.19

WORTHINGTON ENTERPRISES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	August 31,	May 31,
	2026	2026
Assets
Current assets:
Cash and cash equivalents	$55,067	$27,725
Receivables, less allowances of $1,290 and $1,310, respectively	185,659	228,168
Inventories
Raw materials	119,778	110,536
Work in process	11,292	9,490
Finished products	91,515	87,270
Total inventories	222,585	207,296
Income taxes receivable	10,342	20,016
Prepaid expenses and other current assets	49,054	41,269
Total current assets	522,707	524,474
Investments in unconsolidated affiliates	119,639	118,048
Operating lease assets	40,979	42,888
Goodwill	499,116	500,784
Other intangible assets, net of accumulated amortization of $112,044 and $106,944, respectively	317,172	322,761
Other assets	28,009	28,215
Property, plant and equipment:
Land	8,728	8,732
Buildings and improvements	136,370	136,441
Machinery and equipment	406,857	411,030
Construction in progress	75,275	66,509
Total property, plant and equipment	627,230	622,712
Less: accumulated depreciation	314,102	311,818
Total property, plant and equipment, net	313,128	310,894
Total assets	$1,840,750	$1,848,064

Liabilities and equity
Current liabilities:
Accounts payable	$105,525	$115,203
Accrued compensation, contributions to employee benefit plans and related taxes	36,635	41,728
Dividends payable	10,194	9,814
Other accrued items	34,572	45,832
Current operating lease liabilities	7,970	7,982
Income taxes payable	1,151	867
Total current liabilities	196,047	221,426
Other liabilities	56,834	56,657
Distributions in excess of investment in unconsolidated affiliate	102,293	105,349
Long-term debt	305,552	305,896
Noncurrent operating lease liabilities	34,028	35,883
Deferred income taxes, net	98,804	95,813
Total liabilities	793,558	821,024
Shareholders’ equity	1,047,192	1,027,040
Total liabilities and equity	$1,840,750	$1,848,064

WORTHINGTON ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended
	August 31,
	2026	2025
Operating activities:
Net earnings	$42,572	$34,821
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	15,628	13,086
Provision for deferred income taxes	3,030	2,957
Bad debt income	(134)	(21)
Equity in net income of unconsolidated affiliates, net of distributions	(4,743)	(181)
Net gain on sale of assets	(3,972)	-
Stock-based compensation	3,996	3,427
Unrealized gain on investment in marketable securities	(20)	-
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	41,900	14,107
Inventories	(15,289)	(15,816)
Accounts payable	(8,874)	(11,946)
Accrued compensation and employee benefits	(5,092)	(10,399)
Other operating items, net	(2,271)	11,026
Net cash provided by operating activities	66,731	41,061

Investing activities:
Investment in property, plant and equipment	(12,754)	(13,195)
Acquisitions, net of cash acquired	(2,393)	(92,235)
Proceeds from sale of assets, net of selling costs	1,030	-
Net cash used by investing activities	(14,117)	(105,430)

Financing activities:
Dividends paid	(9,402)	(8,576)
Purchase of common shares	(18,212)	(6,259)
Principal payments on long-term obligations	(318)	(197)
Proceeds from issuance of common shares, net of tax withholdings	2,660	(3,552)
Net cash used by financing activities	(25,272)	(18,584)
Increase (decrease) in cash and cash equivalents	27,342	(82,953)
Cash and cash equivalents at beginning of period	27,725	250,075
Cash and cash equivalents at end of period	$55,067	$167,122

WORTHINGTON ENTERPRISES, INC.

SEGMENT INFORMATION

(Dollars in thousands)

	Three Months Ended
	August 31,
	2026	2025
Net sales
Building Performance Solutions	$215,087	$184,769
Trade & Specialty Solutions	128,799	118,938
Consolidated	$343,886	$303,707

Adjusted EBITDA
Building Performance Solutions	$59,782	$59,944
Trade & Specialty Solutions	24,014	16,148
Total reportable segments	83,796	76,092
Other (1)	(1,839)	(1,663)
Unallocated Corporate	(7,938)	(7,218)
Consolidated	$74,019	$67,211

Adjusted EBITDA margin
Building Performance Solutions	27.8%	32.4%
Trade & Specialty Solutions	18.6%	13.6%
Consolidated	21.5%	22.1%

Equity income by unconsolidated affiliate
WAVE (1)	$35,051	$32,386
ClarkDietrich (1)	7,382	5,934
Other (2)	(1,839)	(1,663)
Consolidated	$40,594	$36,657

(1)
Equity income contributed by the WAVE and ClarkDietrich joint ventures is included in Building Performance Solutions segment results.
(2)
Other includes the equity in net income of unconsolidated affiliates of the Workhorse and heiserTEC (formerly referred to as the Sustainable Energy Solutions joint venture) joint ventures.

WORTHINGTON ENTERPRISES, INC.

GAAP / NON-GAAP RECONCILIATIONS

(Dollars in thousands, except per share amounts)

For more information regarding the non-GAAP financial measures, refer to the “Use of Non-GAAP Financial Measures and Definitions” section of this release.

Consolidated Results – Adjusted Earnings per Share – Diluted

	Three Months Ended August 31, 2026
		Earnings
		Before	Income
	Operating	Income	Tax	Net	Diluted
	Income	Taxes	Expense	Earnings (1)	EPS (1)
GAAP	$13,023	$55,601	$13,029	$42,572	$0.87
Restructuring and other expense, net	717	717	(174)	543	0.01
Non-cash gains in miscellaneous income, net (2)	-	(4,020)	977	(3,043)	(0.06)
Non-GAAP	$13,740	$52,298	$12,226	$40,072	$0.82

	Three Months Ended August 31, 2025
		Earnings
		Before	Income
	Operating	Income	Tax	Net	Diluted
	Income	Taxes	Expense	Earnings (1)	EPS (1)
GAAP	$9,243	$45,681	$10,860	$35,148	$0.70
Amortization of inventory step-up (3)	2,151	2,151	(513)	1,638	0.04
Restructuring and other expense, net	2,476	2,476	(377)	2,099	0.04
Non-GAAP	$13,870	$50,308	$11,750	$38,885	$0.78

Consolidated Results – Adjusted EBITDA

	Three Months Ended
	August 31,
	2026	2025
Net earnings (GAAP)	$42,572	$34,821
Plus: Net loss attributable to noncontrolling interest	-	327
Net earnings attributable to controlling interest	42,572	35,148
Interest expense, net	2,097	63
Income tax expense	13,029	10,860
EBIT (4)	57,698	46,071
Amortization of inventory step-up (3)	-	2,151
Restructuring and other expense, net	717	2,476
Non-cash gains in miscellaneous income, net (2)	(4,020)	-
Adjusted EBIT (4)	54,395	50,698
Depreciation and amortization	15,628	13,086
Stock-based compensation	3,996	3,427
Adjusted EBITDA (non-GAAP)	$74,019	$67,211

Net earnings margin (GAAP)	12.4%	11.5%
Adjusted EBITDA margin (non-GAAP)	21.5%	22.1%

(1)
Excludes the impact of noncontrolling interest.
(2)
Includes a pre-tax gain of $4,000 during the first quarter of fiscal 2027 related to an earnout arrangement associated with the sale of the company’s former oil and gas products business, which was divested in January 2021.
(3)
Reflects the amortization of the step-up to fair market value of acquired inventory related to the Elgen acquisition in fiscal 2026.

(4)
EBIT and adjusted EBIT are non-GAAP financial measures. However, these measures are not used by management to evaluate our performance, engage in financial and operational planning, or to determine incentive compensation. Instead, they are included as subtotals in the reconciliation of net earnings to adjusted EBITDA, which is a non-GAAP financial measure used by management.

Consolidated Results – Free Cash Flow

The following table provides a reconciliation of net cash provided by operating activities to free cash flow and the calculation of operating cash flow conversion and free cash flow conversion for the periods presented.

	Three Months Ended
	August 31,
	2026	2025
Net cash provided by operating activities (GAAP)	$66,731	$41,061
Investment in property, plant, and equipment	(12,754)	(13,195)
Free cash flow (non-GAAP)	$53,977	$27,866

Net earnings attributable to controlling interest (GAAP)	$42,572	$35,148
Adjusted net earnings attributable to controlling interest (non-GAAP)	$40,072	$38,885

Operating cash flow conversion (GAAP) (1)	157%	117%
Free cash flow conversion (non-GAAP)	135%	72%

(1)
Operating cash flow conversion is defined as net cash provided by operating activities divided by net earnings attributable to controlling interest.

WORTHINGTON ENTERPRISES, INC.

USE OF NON-GAAP FINANCIAL MEASURES AND DEFINITIONS

NON-GAAP FINANCIAL MEASURES. These materials include certain financial measures that are not calculated and presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Non-GAAP financial measures typically exclude items that management believes are not reflective of, and thus should not be included when evaluating the performance of our ongoing operations. Management uses these non-GAAP financial measures to evaluate ongoing performance, engage in financial and operational planning, and determine incentive compensation. Management believes these non-GAAP financial measures provide useful supplemental information regarding the performance of our ongoing operations and should not be considered as an alternative to the comparable GAAP financial measure. Additionally, management believes these non-GAAP financial measures allow for meaningful comparisons and analysis of trends in our businesses and enables investors to evaluate operations and future prospects in the same manner as management.

The following provides an explanation of each non-GAAP financial measure presented in these materials:

Adjusted operating income (loss) is defined as operating income (loss) excluding the items listed below, to the extent naturally included in operating income (loss).

Adjusted net earnings is defined as net earnings attributable to controlling interest excluding the after-tax effect of the excluded items outlined below.

Adjusted EPS – diluted is defined as adjusted net earnings divided by diluted weighted-average common shares outstanding for the applicable period.

Adjusted EBITDA is the measure by which we evaluate segment performance and our overall profitability. EBITDA is defined as earnings before interest, taxes, depreciation, and amortization. Adjusted EBITDA excludes additional items including, but not limited to, those listed below, as well as other items that management believes are not reflective of, and thus should not be included when evaluating the performance of our ongoing operations. Adjusted EBITDA also excludes stock-based compensation due to its non-cash nature, which is consistent with how management assesses operating performance and determines incentive compensation. At the segment level, adjusted EBITDA includes expense allocations for centralized corporate back-office functions that exist to support the day-to-day business operations. Public company and other governance costs are held at the corporate level within the unallocated corporate and other category.

Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by net sales.

Free cash flow is a non-GAAP financial liquidity measure that is used to assess our ability to generate cash beyond what is required for our business operations and capital expenditures. We define free cash flow as net cash flows from operating activities less investment in property, plant, and equipment.

Free cash flow conversion is a non-GAAP financial measure that is used to measure how much of our adjusted net earnings attributable to controlling interest is converted into cash. We define free cash flow conversion as free cash flow divided by adjusted net earnings.

EXCLUSIONS FROM NON-GAAP FINANCIAL MEASURES

Management believes it is useful to exclude the following items from its non-GAAP financial measures for its own and investors’ assessment of the business for the reasons identified below. Additionally, management may exclude other items from non-GAAP financial measures that do not occur in the ordinary course of our ongoing business operations and note them in the reconciliation from net earnings to the non-GAAP financial measure adjusted EBITDA.

•
Amortization of inventory step-up represents the increase in inventory fair value associated with our acquisitions. The increase in inventory fair value is amortized to cost of sales over the period that the related inventory is sold. The amortization of inventory step-up is excluded because it is a non-cash expense that is not indicative of ongoing operating results.
•
Impairment charges are excluded because they do not occur in the ordinary course of our ongoing business operations, are inherently unpredictable in timing and amount, and are non-cash, which management believes facilitates the comparison of historical, current and forecasted financial results.
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Restructuring activities consist of established programs that are intended to fundamentally change our operations, and as such are excluded from its non-GAAP financial measures. Our restructuring programs may include closing or consolidating production facilities or moving manufacturing of a product to another location, realignment of the management structure of a business unit in response to changing market conditions or general rationalization of headcount. Our restructuring activities generally give rise to employee-related costs, such as severance pay, and facility-related costs, such as exit costs and gains or losses on asset disposals but may include other incremental costs associated with our restructuring activities. Restructuring and other expense, net, may also include other nonrecurring items included in operating income but incremental to our normal business activities. These items are excluded because they are not indicative of the ongoing operations of our underlying business.
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Non-cash (gains) losses in miscellaneous (income) expense are excluded due to their non-cash nature and the fact that they do not occur in the normal course of business and may obscure analysis of trends and financial performance.